Exhibit 5.1

2800 JPMorgan Chase Tower, 600 Travis Houston, Texas 77002-3095 Telephone: 713-226-1200 Fax: 713-223-3717 www.lockelord.com
May 25, 2016
Marathon Oil Corporation
5555 San Felipe Street
Houston, Texas 77056
Ladies and Gentlemen:
We have served as counsel to Marathon Oil Corporation, a Delaware corporation (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-8 (the “Registration Statement”) relating to registration under the Securities Act of up to 55,000,000 shares (the “Shares”) of common stock, par value $1.00 per share (“Common Stock”), of the Company issuable in connection with the Marathon Oil Corporation 2016 Incentive Compensation Plan (the “Plan”).
In connection therewith, we have examined (i) the Company’s Restated Certificate of Incorporation and Amended and Restated By-laws, each as amended to date, the Plan and resolutions of the Board of Directors of the Company relating, among other things, to the Plan and (ii) originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments or documents, as a basis for the opinion hereafter expressed. In making our examination, we have assumed that all signatures on all documents examined by us are genuine, that any individual executing any document is legally competent to do so, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete. We have also assumed that the Company has reserved from its duly authorized but unissued and otherwise unreserved capital stock a sufficient number of shares of Common Stock for issuance under the Plan.
On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that in the case of Shares originally issued by the Company pursuant to the provisions of the Plan following due authorization of a particular award by the Board of Directors of the Company or a duly constituted and authorized committee thereof as provided in and in accordance with the Plan, the Shares issuable pursuant to such award will have been duly authorized by all necessary corporate action on the part of the Company. Upon issuance and delivery of such Shares from time to time pursuant to the terms of such award for the consideration established pursuant to the terms of the Plan and otherwise in accordance with the terms and conditions of such award, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board of Directors of the Company or a duly constituted and authorized committee thereof as provided therein, and, in the case of stock options, the exercise price thereof and payment for such Shares as provided therein, such Shares will be validly issued, fully paid and nonassessable.
The opinion set forth above is limited in all respects to the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the foregoing). This opinion speaks only at and as of its date and is based solely on the facts and circumstances known to us at and as of such date. In addition, in rendering this opinion, we assume no obligation to revise, update or supplement this opinion (i) should the present aforementioned laws of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof, or (ii) to reflect any facts or circumstances which may hereafter come to our attention after the date hereof.
We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Locke Lord LLP
LOCKE LORD LLP